[Aetna logo]                                             Aetna Inc.
[Aetna letterhead]                                       151 Farmington Avenue
Financial Services                                       Hartford, CT 06156-8975



                                                         Michael A. Pignatella
                                                         Counsel
                                                         AFS Law, TS31
April 4th, 2000                                          (860) 273-0261
                                                         Fax: (860) 273-9407

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:   Aetna Insurance Company of America
      Post-Effective Amendment No. 4 to Registration Statement on Form S-2 Prospectus Title: AICA Guaranteed Account
      File No. 333-49581

Dear Sir or Madam:

The undersigned serves as Counsel to Aetna Insurance Company of America, a Connecticut life insurance company (the "Company"), I have represented the Company in connection with the Guaranteed Account (the "Account") available under certain variable annuity contracts and the S-2 Registration Statement relating to such Account.

In connection with this opinion, I have reviewed Post-Effective Amendment No. 4 to the Registration Statement on Form S-2 relating to such Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 4 to the Registration Statement.

Sincerely,

/s/ Michael A. Pignatella
-------------------------

Michael A. Pignatella
Counsel